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                                                                   EXHIBIT 23.2

                         CONSENT OF ERNST & YOUNG LLP

  We consent to the references to our firm under the caption "Experts" and to the use of our reports dated March 6, 1995 with respect to the financial statements of Northstar Television of Grand Rapids, Inc., Northstar Television of Jackson, Inc., and Northstar Television of Providence, Inc. and February 12, 1997, except for the second paragraph of Note 11, as to which the date is March 26, 1997, with respect to the financial statements and financial statement schedule of Argyle Television, Inc., in the Registration Statement (on Form S-4) and related Proxy Statement/Prospectus of Argyle Television, Inc.

San Antonio, Texas                                    /s/ Ernst & Young LLP
                                                      ERNST & YOUNG LLP
July 29, 1997